Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5926
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces Fourth Quarter and

Full Year 2010 Financial Results, Guidance for 2011

2010 Net Revenues Increased by 29% to a record $211.4 Million

2011 Net Revenues Expected to be in the Range of $255 Million to $277 Million

MALVERN, PA (February 10, 2011) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the fourth quarter and the year ended December 31, 2010. The Company also highlighted important commercial, regulatory and clinical development progress during the year 2010 and provided financial and operational guidance for 2011.

For the quarter ended December 31, 2010, Auxilium reported record net revenues of $61.8 million compared to net revenues of $48.0 million in the fourth quarter of 2009, an increase of 29%. For the full year 2010, net revenues totaled $211.4 million compared to net revenues of $164.0 million for the full year 2009, an increase of 29%.

For the quarter ended December 31, 2010, Auxilium reported a net loss of $(16.4) million compared to a net loss of $(11.9) million in the fourth quarter of 2009. For the full year 2010, Auxilium’s net loss was $(51.2) million, compared to a net loss of $(53.5) million for the full year 2009.

“In 2010, we believe that Auxilium made good progress toward our vision of becoming a rapidly growing, profitable and sustainable biopharmaceutical company. We achieved record revenues for Testim®, launched XIAFLEX® in the U.S. for Dupuytren’s contracture, initiated XIAFLEX global phase III clinical trials for Peyronie’s disease and Pfizer, our EU partner, received a positive CHMP opinion for Xiapex® for Dupuytren’s contracture,” said Armando Anido, Chief Executive Officer and President of Auxilium. “As we look forward to 2011 and beyond, we expect Testim revenues to continue to grow and believe that the potential global market for XIAFLEX represents a blockbuster opportunity, which could provide sustainable long-term growth and profitability for the Company.”

2010 and Recent Highlights:

XIAFLEX:

•	Worldwide revenues for XIAFLEX were $18.4 million for the year ending December 31, 2010 versus $3.6 million in 2009.

•	Sales of XIAFLEX in the U.S. were $14.1 million in 2010, representing approximately 4,500 vials of XIAFLEX. The product was launched in late March 2010.

•	Beginning January 1, 2011, a new XIAFLEX-specific J-code (J0775) was available for use in the U.S. to identify XIAFLEX for obtaining reimbursement from Medicare, Medicaid and commercial health plans.

•

On December 16, 2010, Auxilium’s EU partner, Pfizer Inc. (Pfizer), received a positive opinion from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) recommending European Union (EU) approval for Xiapex (EU tradename for collagenase clostridium histolyticum) as treatment for Dupuytren’s contracture in adult patients with a palpable cord. Pfizer expects EMA approval of Xiapex in the first quarter of 2011.

•

On December 6, 2010, The Journal of Hand Surgery published in its December online edition the Company’s pivotal CORD II phase III clinical trial of XIAFLEX. The CORD II study is the second pivotal clinical trial examining the treatment of Dupuytren’s contracture with XIAFLEX.

•

On October 12, 2010, the U.S. Patent and Trademark Office issued U.S. Patent No. 7,811,560 covering XIAFLEX with independent claims that recite a drug product, a process for producing the drug product, and pharmaceutical formulations comprising the drug product. As a result, the Company expects XIAFLEX to have patent protection through 2028.

•

On October 11, 2010, the Company announced that the first subject had been dosed with XIAFLEX in the largest ever global phase III program for the treatment of Peyronie’s disease, a devastating disease that is estimated to affect approximately 5% of adult men.[i] Auxilium anticipates completing enrollment for the double-blind studies in the first quarter of 2011 and reporting top-line results in the first half of 2012.

TESTIM:

•	Worldwide revenues for Testim were $193.0 million for the year ending December 31, 2010, up 20% over 2009.

•	Testim U.S. revenues were up 25% over the prior year to a record $190.0 million.

•

Testim U.S. prescriptions in the fourth quarter of 2010 grew by 10% over the fourth quarter of 2009 to approximately 180,000 according to National Prescription Audit data from IMS Health, Inc. (IMS), a leading market research firm.

•	Total prescriptions for the testosterone replacement gel market segment grew 12% in the fourth quarter of 2010 versus the same period in 2009, according to data from IMS.

•

In October, 2010, the U.S. Food and Drug Administration (FDA) issued a response to the Citizen Petition submitted on behalf of Abbott Laboratories regarding testosterone gel products. In its response, FDA stated that an application for a potential generic testosterone gel with a different penetration enhancer than the originator must be submitted as a 505(b)(2) New Drug Application (NDA) rather than an Abbreviated New Drug Application. FDA further stated that the NDA would be treated as a separate application requiring independent patent certification and notification and would be clocked for regulatory purposes from the time it is provided, resulting potentially in a new 30-month stay.

2011 Financial Guidance and Strategic Priorities

For 2011, Auxilium anticipates that:

•	XIAFLEX revenues will be in the range of $55 million to $67 million;

•	Testim revenues will be in the range of $200 million to $210 million;

•	Research and development spending will be in the range of $60 million to $70 million;

•	Selling, general and administrative expenses will be in the range of $170 million to $180 million;

•	Net loss will be in the range of $35 million to $45 million; and,

•	Total stock-based compensation recognized in 2011 will be in the range of $15 million to $20 million.

Auxilium will focus on the following strategic priorities in 2011:

•	Maximize XIAFLEX net revenues for Dupuytren’s contracture in the U.S. and global Testim revenues;

•	Support Pfizer in the launch of Xiapex for Dupuytren’s contracture in the EU;

•	Complete enrollment in the Peyronie’s disease phase III double-blind studies in the first quarter of 2011, with top-line results anticipated in first half of 2012; and,

•	Advance XIAFLEX new indication(s).

Fourth Quarter 2010 Revenue Details

Auxilium reported the following unaudited net revenues (all amounts in millions of dollars) for the quarter ended December 31, 2010:

	Quarter End 12/31/2010	Quarter End 12/31/2009	Increase (Decrease)
Testim U.S. Revenue	$52.1	$42.2	23%
Testim Ex – U.S. & Contract Revenue	1.3	4.9	(74%)

Total Testim Revenue	$53.4	$47.1	13%

XIAFLEX U.S. Revenue	$7.3	n/a	n/a
XIAFLEX Contract Revenue	1.1	0.9	22%

Total XIAFLEX Revenue	$8.4	$0.9	845%

Total Worldwide Revenue	$61.8	$48.0	29%

Contract Revenues represent amortization of previously received upfront and milestone payments.

Fourth Quarter 2010 Financial Detail

The net loss for the fourth quarter of 2010 was $(16.4) million, or $(0.34) per share, compared to a net loss of $(11.9) million, or $(0.25) per share, reported for the fourth quarter of 2009. Net loss for the fourth quarter of 2010 includes total stock-based compensation expense of $6.0 million, compared to $4.4 million for the fourth quarter of 2009.

Gross margin on net revenues was 72% for the quarter ended December 31, 2010 compared to 78% for the comparable period in 2009. Gross margin reflects the costs of products sold, royalty obligations due to the Company’s licensors, the amortization of the deferred costs associated with the Pfizer contract and period costs related to production. The reduction in the gross margin rate is due to a $3.9 million provision for XIAFLEX inventory that may expire in 2011 prior to expected future sales to customers, and lower amortization in 2010 of deferred milestone payments, partially offset by the contribution of high margin XIAFLEX product sales and the impact of year-over-year price increases on U.S. Testim revenues.

Research and development spending for the quarter ended December 31, 2010 was $14.0 million, compared to $11.4 million for 2009. The increase in expense results principally from the commencement of start-up activities related to the phase III XIAFLEX clinical trials for Peyronie’s disease and costs related to development of a larger scale XIAFLEX production process.

Selling, general and administrative costs for the quarter ended December 31, 2010 were $47.0 million, compared to $38.7 million in the comparable 2009 period. The increase was primarily due to the addition of the sales and reimbursement field force and infrastructure, and promotional and training activity in support of the launch of XIAFLEX for Dupuytren’s in the U.S., and higher non-cash stock-based compensation expense.

As of December 31, 2010, Auxilium had $128.2 million in cash, cash equivalents and short-term investments, compared to $142.4 million at September 30, 2010.

2010 Revenue Details

Auxilium reported the following unaudited net revenues (all amounts in millions of dollars) for the full year 2010:

	Year End 12/31/2010	Year End 12/31/2009	Increase (Decrease)
Testim U.S. Revenue	$190.0	$152.0	25%
Testim Ex – U.S. & Contract Revenue	3.0	8.5	(64%)

Total Testim Revenue	$193.0	$160.5	20%

XIAFLEX U.S. Revenue	$14.1	n/a	n/a
XIAFLEX Contract Revenue	4.3	3.6	22%

Total XIAFLEX Revenue	$18.4	$3.6	416%

Total Worldwide Revenue	$211.4	$164.0	29%

Contract Revenues represent amortization of previously received upfront and milestone payments.

Full Year 2010 Financial Detail

Auxilium reported a net loss of $(51.2) million, or $(1.08) per share, for the full year 2010, compared to a net loss of $(53.5) million, or $(1.22) per share, for the full year 2009. Net loss for 2010 includes total stock-based compensation expense of $18.0 million, compared to $17.9 million for the full year 2009.

Gross margin on net revenues was 76% for the full year 2010, compared to 77% for the full year 2009.

Research and development costs for the full year 2010 were $48.0 million compared with $51.4 million for the full year 2009.

Selling, general and administrative expenses totaled $164.7 million for the year ended December 31, 2010, compared with $129.2 million for the year-ago period.

Conference Call

Auxilium will hold a conference call today, February 10, 2011 at 10:00 a.m. ET, to discuss fourth quarter and full year 2010 results, as well as the financial and operational guidance it has provided for 2011. The presentation slides to be used during the call are now available on the “For Investors” section of the Company’s web site under the “Presentations” tab. A question and answer session will follow the presentation. The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab. The conference call will be archived for future review until May 10, 2011.

Conference call details:
Date:	Thursday, February 10, 2011
Time:	10:00 a.m. ET
Dial-in (U.S.):	800-798-2864
Dial-in (International):	617-614-6206
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	49964872

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism. Auxilium has two projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding

•

Auxilium’s expected financial performance during 2011, including XIAFLEX revenues, Testim revenues, research and development spending, selling, general and administrative expenses, stock-based compensation expenses and net loss;

•	Auxilium’s strategic priorities for 2011;

•	the Company’s likelihood of becoming a rapidly growing, profitable and sustainable biopharmaceutical company;

•	the market size for XIAFLEX and its potential to be a blockbuster opportunity that could provide sustainable long-term growth for the Company;

•	EMA approval of Xiapex in 2011;

•	the extent and duration of patent protection for XIAFLEX;

•

the ability and timing to complete enrollment, and report top-line results, of the phase III double blind trials for XIAFLEX for the treatment of Peyronie’s disease, and the size of the Peyronie’s market; and,

•	the interpretation and impact of the FDA’s response to Citizen Petitions on the testosterone gel market.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	further evaluation of clinical data and results of clinical trials;

•	the performance of third-party partners, manufacturers, suppliers and licensees;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	the outcome of pending litigation;

•	competition from currently marketed products, generic products, and new products;

•

general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increases in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2009 and in Auxilium’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net revenues	$61,830	$48,027	$211,429	$164,039

Operating expenses*:
Cost of goods sold	17,165	10,416	49,725	37,077
Research and development	13,954	11,375	48,005	51,398
Selling, general and administrative	47,008	38,711	164,675	129,181

Total operating expenses	78,127	60,502	262,405	217,656

Loss from operations	(16,297)	(12,475)	(50,976)	(53,617)
Interest income (expense), net	(99)	(38)	(255)	160

Loss before income taxes	(16,396)	(12,513)	(51,231)	(53,457)
Provision for income taxes	—	(614)	—	—

Net loss	$(16,396)	$(11,899)	$(51,231)	$(53,457)

Basic and diluted net loss per common share	$(0.34)	$(0.25)	$(1.08)	$(1.22)

Weighted average common shares outstanding	47,666,406	47,001,779	47,426,849	43,650,775

*includes the following amounts of stock-based compensation expense:
Cost of goods sold	$146	$—	$155	$—
Research and development	1,283	1,027	2,698	5,048
Selling, general and administrative	4,620	3,336	15,109	12,852

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2010	December 31, 2009
Cash and cash equivalents	$128,207	$181,977
Total assets	243,904	260,564
Total stockholders’ equity	94,443	120,519

[i]	Bella A. Peyronie’s Disease J Sex Med 2007;4:1527–1538